Exhibit 2.2

                     SCHERER HEALTHCARE INDUCEMENT AGREEMENT


         This AGREEMENT, dated this 14th day of March, 1997, by and between SCHERER HEALTHCARE, INC., a Delaware corporation having its principal place of business at 2589 Paces Ferry Road, Suite 300, Atlanta, Georgia ("Scherer Healthcare"), VITAL SIGNS, INC., a New Jersey corporation having its principal place of business at 20 Campus Road, Totowa, New Jersey ("VSI"), and MARQUEST MEDICAL PRODUCTS, INC., a Colorado corporation having its principal place of business at 11039 East Lansing Circle, Englewood, Colorado ( "Marquest"),

                                 WITNESSETH THAT

         WHEREAS, Scherer Healthcare is the principal shareholder of Marquest;

         WHEREAS, contemporaneously with the execution of this Agreement, Marquest and VSI have entered into an agreement of even date herewith pursuant to which VSI will acquire Marquest by means of a cash merger (the "Merger Agreement");

         WHEREAS, Scherer Healthcare is the owner of warrants to purchase through March 31, 1999 up to 1,530,000 shares of Marquest's common stock, no par value (the "Marquest Common Stock"), at a purchase price of $.75 per share (the "First ABG Warrants"), which First ABG Warrants were granted to Scherer Healthcare pursuant to an omnibus agreement, dated April 12, 1993, between Marquest and Scherer Healthcare (the "Omnibus Agreement");

         WHEREAS, Scherer Healthcare is the owner of warrants to purchase through March 31, 2003 up to 4,250,000 shares of Marquest Common Stock at a purchase price of $.75 per share (the "Second ABG Warrants"), which Second ABG Warrants were granted to Scherer Healthcare pursuant to the Omnibus Agreement;

         WHEREAS, Scherer Healthcare is the owner of warrants to purchase through March 31, 1999 up to 800,000 shares of Marquest Common Stock at an exercise price of $.75 per share (the "Current Warrants"), which Current Warrants were granted to Scherer Healthcare pursuant to a warrant agreement dated April 12, 1993;

         WHEREAS, Scherer Healthcare has indicated that it will not vote its shares of Marquest Common Stock in favor of the Merger Agreement and the transactions contemplated thereby unless the shareholders of Scherer Healthcare authorize Scherer Healthcare to take such action and to effect the transactions contemplated hereby (such authorization being hereinafter referred to as the "Scherer Shareholder Approval");

         WHEREAS, pursuant to the Omnibus Agreement, Scherer Healthcare purchased from Marquest the "ABG Purchased Assets" (as defined in the Omnibus Agreement) and then agreed to lease and license the ABG Purchased Assets back to Marquest pursuant to an "Equipment Lease" (as defined in the Omnibus Agreement) and a "License of Intangible Property" (as defined in the Omnibus Agreement);

         WHEREAS, pursuant to the Omnibus Agreement, Scherer Healthcare has granted to Marquest a "Repurchase Option" (as defined in the Merger Agreement) that grants to Marquest the right to repurchase the ABG Purchased Assets and "Improvements" (as defined in the License of Intangible Property) from Scherer Healthcare in exchange for a cash exercise price (the "Exercise Price");

         WHEREAS, Scherer Healthcare desires to sell its rights in the ABG Purchased Assets and the Improvements in exchange for a payment equal to the Exercise Price;

         WHEREAS, upon consummation of the closing described in the Merger Agreement, VSI is willing to purchase the ABG Purchased Assets and the Improvements from Scherer Healthcare, subject to the Equipment Lease, the License of Intellectual Property and the Repurchase Option, for a purchase price equal to the Exercise Price and in accordance with the terms set forth herein, provided that Scherer Healthcare agrees to execute the covenant against competition described herein;

         WHEREAS, Scherer Healthcare is prepared to execute such covenant against competition, provided that it receives suitable compensation therefor; and

         WHEREAS, VSI will pay such compensation provided for herein in accordance with the terms set forth herein, provided that Scherer Healthcare agrees to the terms set forth herein,

         NOW THEREFORE, in consideration of the mutual covenants set forth herein, the parties hereto hereby agree as follows:

         1. Certain Definitions. All capitalized terms set forth herein that are not defined herein shall have the definitions set forth in the Merger Agreement.

         2. Scherer Healthcare's Representations. Scherer Healthcare hereby warrants and represents to VSI as follows:

                  2.1 Scherer Healthcare is a Delaware Corporation. Under Delaware law and Scherer Healthcare's certificate of incorporation and by-laws, the affirmative vote of a majority of Scherer Healthcare's outstanding shares of Common Stock will be sufficient in order for the shareholders of Scherer Healthcare to give the Scherer Shareholder Approval.

                  2.2 The Board of Directors of Scherer Healthcare has approved resolutions, certified copies of which shall promptly be provided to VSI, (i) authorizing Scherer Healthcare to vote Scherer Healthcare's shares of Marquest Common Stock in favor of the Merger Agreement, subject to the receipt by the Board of Directors of Marquest of the opinion of Hanifen, Imhoff Inc. as to the fairness of the transactions contemplated by the Merger Agreement, from a financial point of view, to the stockholders of record of Marquest (the "Marquest Opinion") and the receipt by the Board of Directors of Scherer Healthcare of the opinion of Summit Investment Corporation as to the fairness of the transactions contemplated by the Merger Agreement and the transactions contemplated hereby, from a financial point of view, to the stockholders of record of Scherer Healthcare (the "Scherer Healthcare Opinion"), in the case of the Marquest Opinion as of the date hereof and in the case of the Scherer Healthcare Opinion as of the date hereof and as of the date of the meeting at which Scherer Healthcare's shareholders will vote on such matters, (ii) recommending that Scherer Healthcare's shareholders vote in favor of the Merger Agreement and the transactions contemplated hereby and (iii) submitting such matters to Scherer Healthcare's shareholders for their approval.

                  2.3 The execution, delivery and performance of this Agreement by Scherer Healthcare (A) are within the legal capacity and power of Scherer Healthcare; (B) have been duly authorized by all requisite corporate action on the part of Scherer Healthcare, other than shareholder approval; and (C) require the approval or consent of, or filing with, no persons, entities or agencies other than (i) the Scherer Shareholder Approval, (ii) approval of certain transactions contemplated by this Agreement and the Merger Agreement pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and (iii) any filings required to effect the transfer of intangible assets pursuant to this Agreement.

                  2.4  Scherer   Healthcare  has  reviewed  the  warranties  and
representations made by Marquest to VSI in the Merger Agreement. Scherer Healthcare has no actual knowledge that any of such warranties and representations are inaccurate in any material respect. Scherer Healthcare shall promptly notify VSI in writing (in the manner in which Marquest is required to notify VSI pursuant to the Merger Agreement) if, between the date hereof and the earlier of the Effective Time of the Merger and the date on which the Merger Agreement terminates, Scherer Healthcare discovers that any of its representations and warranties herein are inaccurate in any material respect. It is understood that (i) this Section 2.4 shall not survive the consummation of the Merger, (ii) Scherer Healthcare shall not be liable for monetary damages in the event that this Section 2.4 is inaccurate in any respect and (iii) VSI's sole right in the event that it determines that this Section 2.4 is materially inaccurate either at the time that this Agreement is executed or as of the time of the closings described herein shall be for VSI to assert its rights under the Merger Agreement to terminate the Merger Agreement (in which case the transactions contemplated hereby will not be consummated). It is further understood that the "actual knowledge of Scherer Healthcare" shall be deemed to be the actual knowledge of only Robert P. Scherer, Jr. and Amy Murphy.

                  2.5 Scherer Healthcare owns 4,778,941 shares of Marquest Common Stock free and clear of any security interests, consignments, liens, judgments, encumbrances, restrictions, or claims of any kind and 2,432,251 shares of Marquest Common Stock which have been pledged by Scherer Healthcare pursuant to the terms of the Amended and Restated Non-Negotiable Note dated as of January 17, 1997 from Scherer Healthcare to Scherer Capital Company L.L.C. and the related Amended and Restated Stock Pledge Agreement (the "Pledge
Agreements"), which Pledge Agreements have been assigned by Scherer Capital Company L.L.C. to the four adult children of Robert P. Scherer, Jr.

                  2.6 The execution, delivery and performance of this Agreement by Scherer Healthcare neither violates nor constitutes a default under, nor creates a lien or breach under, the terms of the certificate of incorporation and by-laws of Scherer Healthcare or of any material agreement, document or instrument binding upon Scherer Healthcare. This Agreement is a legal, valid and binding obligation of Scherer Healthcare enforceable against Scherer Healthcare in accordance with its terms, except insofar as the enforcement thereof may be limited by bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors' rights generally and subject to equitable principles limiting the availability of equitable remedies.

                  2.7 If the Closing and the Effective Time of the Merger were to occur on the date hereof and, immediately after the Effective Time of the Merger, the Repurchase Option were exercised, the aggregate amount of the Exercise Price payable by such designee upon such exercise would be $5,535,000.

                  2.8 Scherer Healthcare has all of the right, title and interest in and to all of the ABG Purchased Assets and Improvements described in
Schedule 2.8 hereof (the "Scheduled Assets") that it acquired from Marquest upon Scherer's original acquisition of such assets pursuant to the Omnibus Agreement. Scherer Healthcare has not granted to any third-party any security interest, pledge or encumbrance with respect to any of the Scheduled Assets. Scherer Healthcare does not have any ownership interest in any ABG Purchased Assets or any Improvements other than the Scheduled Assets.

                  2.9 Scherer Healthcare has extended the exercise period of the Repurchase Option through June 15, 1999 on the terms set forth in the Omnibus Agreement as originally executed by the parties to the Omnibus Agreement.

                  2.10 The factual representations regarding Scherer Healthcare and its equity interests in Marquest set forth in the "WHEREAS" clauses herein are accurate in all material respects.

                  2.11 There are 4,314,223 shares of the Common Stock, par value $.01 per share, of Scherer Healthcare (the "Scherer Healthcare Common Stock") outstanding on the date hereof. Scherer Healthcare is obligated to issue a total of an additional 218,056 shares of Scherer Healthcare Common Stock pursuant to outstanding exercisable stock options, warrants, convertible securities and other contractual arrangements entitling third-parties to acquire shares of Scherer Healthcare Common Stock. There are no classes of capital stock of Scherer Healthcare entitled to vote with respect to the Scherer Shareholder Approval other than the Scherer Healthcare Common Stock.

         3. Scherer Healthcare's Covenants. Scherer Healthcare hereby covenants and agrees with VSI as follows:

                  3.1 Scherer Healthcare will not exercise the first ABG Warrants, the Second ABG Warrants or the Current Warrants at any time on or before the earlier of the Effective Time of the Merger or the date of the termination of the Merger Agreement.

                  3.2  Intentionally omitted.

                  3.3 Promptly after this Agreement is executed, Scherer Healthcare will cooperate with VSI in preparing a proxy statement (describing a proposal to grant the Scherer Shareholder Approval)) for filing with the Securities and Exchange Commission (the "SEC") and ultimately for mailing to Scherer Healthcare's shareholders (the "Proxy Statement"). Scherer Healthcare shall not file the Proxy Statement preliminarily or in final form unless and until VSI consents to such filings. VSI shall not unreasonably withhold or delay any such consent. Scherer Healthcare represents and warrants to VSI that the Proxy Statement will comply in all material respects with the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, that the Proxy Statement will not contain any untrue statements of material fact regarding Scherer Healthcare and will not omit to state any material fact regarding Scherer Healthcare required to be stated therein or necessary to make the statements therein not misleading. Scherer Healthcare will promptly advise VSI in writing if at any time prior to the Effective Time of the Merger it shall obtain knowledge of any facts that might reasonably be expected to make it necessary or appropriate to amend or supplement the Proxy Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. After VSI consents to the mailing of the Proxy Statement and all necessary SEC filing requirements have been satisfied, Scherer Healthcare shall mail the Proxy Statement to its shareholders in accordance with all applicable federal and state securities laws and, subject to the exercise by the members of Scherer Healthcare's Board of Directors of their fiduciary duties, shall use its reasonable best efforts to solicit proxies in favor of the Scherer Shareholder Approval.

                  3.4 Scherer Healthcare shall call a special meeting of its shareholders (the "Scherer Healthcare Meeting"), to be held as soon as practicable after the Proxy Statement is mailed to Scherer Healthcare's shareholders, for the purpose of seeking the Scherer Shareholder Approval from the shareholders of Scherer Healthcare. In connection with the Scherer Healthcare Meeting, the members of Scherer Healthcare's Board of Directors shall recommend that Scherer Healthcare's shareholders grant the Scherer Shareholder Approval, subject to the exercise by the members of Scherer Healthcare's Board of Directors of their fiduciary duties.

                  3.5 Prior to the Effective Time of the Merger or the date on which the Merger Agreement is terminated, Scherer Healthcare will not sell, dispose, pledge, encumber or otherwise transfer any shares of Marquest Common Stock; provided, however, that this Section 3.5 shall not preclude Scherer Healthcare from pledging or transferring any of its shares of Marquest Common Stock (i) pursuant to the requirements of the Pledge Agreements or (ii) to a transferee (a "Scherer Permitted Transferee") if, prior to such pledge or transfer, the Scherer Permitted Transferee executes an agreement, in form and substance reasonably satisfactory to VSI, to vote such shares in favor of the Merger and Merger Agreement.

                  3.6 If Scherer  Healthcare's  shareholders  approve the Merger
Agreement and the transactions contemplated thereby and receive an updated Scherer Opinion as of the date of the Scherer Healthcare Meeting, Scherer Healthcare shall vote all of the shares of Marquest Common Stock that it owns in favor of the Merger and the Merger Agreement..

                  3.7   Intentionally omitted.

                  3.8 Until the earlier of the Effective Time of the Merger and the termination of the Merger Agreement, Scherer Healthcare shall, assuming that it has an ability to pay, honor all of its obligations under the Pledge Agreements.

         4.  Sale of the Scheduled Assets.

                  4.1 Marquest hereby consents to the sale of the Scheduled Assets and the assignment of the Equipment Lease and License of Intellectual Property by Scherer Healthcare pursuant to this Section 4 and acknowledges that if it exercises the Repurchase Option subsequent to such sale, Marquest's rights shall be to purchase the applicable assets from the purchaser of the Scheduled Assets hereunder. Scherer Healthcare acknowledges that upon consummation of the closing described in Section 4.3 hereof, Scherer Healthcare shall have no right to acquire shares of Marquest's Common Stock pursuant to Section 2.05 of the Omnibus Agreement.

                  4.2 During the week immediately prior to the Closing under the Merger Agreement, Scherer Healthcare and VSI shall cooperate in calculating the Exercise Price.

                  4.3 Provided that the conditions set forth in Section 4.4 hereof have been satisfied, then immediately after Scherer Healthcare and VSI determine that the Merger is effective under Colorado law, Scherer Healthcare and VSI shall conduct a closing (the "Scheduled Assets Closing") at the same location as the location of the Closing under the Merger Agreement. Provided that the conditions set forth in Section 4.4 hereof have been satisfied, at the Scheduled Assets Closing:

                           4.3.1 VSI or a designee of VSI (for purposes  hereof,
either such entity being referred to herein as the "Purchaser") shall purchase from Scherer Healthcare, and Scherer Healthcare shall sell to the Purchaser, the Scheduled Assets, at a price equal to the Exercise Price as of the date of the Scheduled Assets Closing (such price being hereinafter referred to as the "Closing Exercise Price") and in accordance with the terms set forth herein. Scherer Healthcare shall assign to the Purchaser all of Scherer Healthcare's rights as the lessor under the Equipment Lease and as the licensor under the License of Intangible Property, and VSI shall assume all of Scherer Healthcare's obligations as lessor under the Equipment Lease and licensor under the License of Intangible Property, all pursuant to the terms of an assignment and assumption agreement in form and substance reasonably satisfactory to VSI and Scherer Healthcare.

                           4.3.2 Payment of the Closing  Exercise Price shall be
by means of a certified or bank cashier's check payable to Scherer Healthcare.

                           4.3.3  Scherer  Healthcare  will  transfer all of the
Scheduled Assets to the Purchaser by delivering to the Purchaser all such assets and by evidencing such conveyance with a bill of sale and general assignment in the form of the bill of sale and general assignment dated June 15, 1993 and delivered by Marquest pursuant to the Omnibus Agreement and such other forms of conveyance as either would be required by Section 3 of the Omnibus Agreement if Marquest were exercising the Repurchase Agreement or as are reasonably requested by the Purchaser to confer upon the Purchaser the same title to the Scheduled Assets as Scherer Healthcare holds immediately prior to the Scheduled Assets
Closing. Scherer Healthcare will transfer such assets to such entity free and clear of any security interests, pledges, encumbrances or restrictions that Scherer Healthcare may have created. Thereafter, Scherer Healthcare shall reasonably cooperate with the Purchaser in furnishing to the Purchaser such further instruments as the Purchaser shall reasonably request to affirm the Purchaser's ownership of such assets free and clear of all such security interests, pledges, encumbrances and restrictions. SCHERER HEALTHCARE MAKES NO REPRESENTATIONS, PROMISES, STATEMENTS, OR WARRANTIES, EXPRESSED OR IMPLIED, WITH RESPECT TO THE MERCHANTABILITY, SUITABILITY, OR FITNESS FOR ANY PURPOSE OF THE SCHEDULED ASSETS AND MAKES NO REPRESENTATION THAT SCHEDULED ASSETS ARE IN COMPLIANCE WITH ANY APPLICABLE LAW, ORDINANCE OR OTHER GOVERNMENTAL REGULATION. VSI agrees on behalf of itself, and on behalf of the Purchaser if VSI is not the Purchaser, that on and after the date of the Scheduled Assets Closing, Scherer Healthcare shall not be liable to VSI, the Purchaser or Marquest for any loss, claim, demand, liability, cost, damage, or expense of any kind, caused or alleged to be caused, directly or indirectly, by the condition of the Scheduled Assets, or by any inadequacy thereof for any purpose, or by any defects therein or in the use or maintenance thereof, or by any damage whatsoever and whosoever caused other than damages resulting from Scherer Healthcare's failure to transfer its ownership interest in the Scheduled Assets in the manner described herein. VSI agrees on behalf of itself, and on behalf of the Purchaser if VSI is not the Purchaser, that its obligations hereunder shall not in any way be affected by any defect in the condition or failure of performance of the Scheduled Assets. IN NO EVENT SHALL SCHERER HEALTHCARE HAVE ANY LIABILITY ON AND AFTER THE DATE OF THE SCHEDULED ASSETS CLOSING FOR, NOR SHALL VSI, PURCHASER OR MARQUEST HAVE ANY REMEDY ON AND AFTER THE DATE OF THE SCHEDULED ASSETS CLOSING AGAINST SCHERER HEALTHCARE FOR, ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES, ANY LOSS OF PROFITS OR SAVINGS, LOSS OF USE, OR ANY OTHER COMMERCIAL LOSS OF WHATEVER NATURE ARISING FROM THE SALE OF THE SCHEDULED ASSETS.

                           4.3.4 Scherer Healthcare shall execute and deliver to
the Purchaser a covenant against competition in the form and substance of the covenant against competition annexed hereto as Exhibit A.

                           4.3.5  In  consideration  for  Scherer   Healthcare's
executing such covenant against competition, VSI (or, if VSI is not the Purchaser, VSI shall cause the Purchaser to) deliver to Scherer Healthcare its certified check or a bank cashier's check in an amount equal to the amount by which five million eight hundred and sixty thousand dollars ($5,860,000) exceeds the Closing Exercise Price.

                           4.3.6 At the Scheduled  Assets  Closing,  (i) Scherer
Healthcare shall deliver to Marquest a release, in form and substance reasonably satisfactory to VSI and Marquest, pursuant to which Scherer shall release Marquest from all of its obligations to provide indemnification to Scherer Healthcare under the Equipment Lease and the License of Intangible Property and from all of Marquest's other obligations to Scherer Healthcare arising pursuant to the Omnibus Agreement and the agreements executed pursuant thereto and (ii) VSI shall deliver to Scherer Healthcare an agreement, in form and substance reasonably satisfactory to Scherer Healthcare, pursuant to which VSI shall provide to Scherer Healthcare the indemnification provided (prior to such release) to Scherer Healthcare under Sections 12, 13 and 14 of the License of Intangible Property and Section 5 of the Equipment Lease; provided, however, that the agreement furnished by VSI to Scherer Healthcare pursuant to this
Section 4.3.6 shall expressly state that the aggregate liability that VSI and its subsidiaries (including Marquest after the Scheduled Assets Closing) shall have to Scherer pursuant to such agreement shall not exceed two million dollars ($2,000,000) with respect to matters unrelated to the Terumo litigation referenced in the Disclosure Letter and shall not exceed four million dollars ($4,000,000) with respect to matters related to the Terumo litigation referenced in the Disclosure Letter, less in each such case (i.e., the $2,000,000 limitation and the $4,000,000 limitation) the attorneys' and experts' fees and disbursements incurred by VSI and its subsidiaries subsequent to the Scheduled Assets Closing reasonably allocable to matters undertaken on behalf of Scherer Healthcare. It is understood that there will be no allocation of such fees and expenses to Scherer Healthcare with respect to a matter if Scherer Healthcare is not a party to such matter.

                  4.4 Notwithstanding any provision herein to the contrary, the obligations of the parties hereto to consummate the Scheduled Assets Closing are conditioned upon satisfaction of the following conditions:

                           4.4.1 The  Merger  shall  have been  consummated  and
Scherer Healthcare and VSI shall have determined that the Merger is effective under Colorado law.

                           4.4.2  All  approvals  required  by law in order  for
Scherer Healthcare and VSI to consummate the Scheduled Assets Closing (the "Sale Approvals") shall have been obtained. VSI and Scherer Healthcare shall use their respective best efforts to obtain all such Sale Approvals.

                           4.4.3  Each of Scherer  Healthcare's  representations
set forth in this Agreement shall have been true in all material respects when made and (with the exception of the representation set forth in Section 2.7 hereof) shall be true in all material respects as of the date of the Scheduled Assets Closing.

                           4.4.4  VSI  shall not have  discovered  that  Scherer
Healthcare shall have taken any action or omitted to take any action between the date hereof and the Scheduled Assets Closing which will materially adversely affect the title in and to the Scheduled Assets which the Purchaser will acquire upon consummation of the Scheduled Assets Closing.

         5. Cashless Exercise of Warrants. If the Merger is consummated, then immediately after the Effective Time of the Merger, (i) Scherer Healthcare shall tender the Current Warrants, the First ABG Warrants and the Second ABG Warrants to VSI or the Exchange Agent and shall deliver to VSI or the Exchange Agent any letter of transmittal reasonably requested by VSI and (ii) VSI shall, upon receipt of such tender, deliver or cause the Exchange Agent to deliver to Scherer Healthcare a check in an amount equal to the "Excess Amount" (as defined herein) multiplied by the number of shares of Marquest Common Stock covered by the First ABG Warrants, Second ABG Warrants and Current Warrants so tendered. For purposes of this Agreement, the term "Excess Amount" shall mean the amount by which the "Purchase Price" (as such term is defined in the Merger Agreement) exceeds seventy-five cents ($.75). Thereafter, Scherer Healthcare shall have no rights with respect to the First ABG Warrants, Second ABG Warrants or Current Warrants other than to receive payment therefor in accordance with this Section 5.

         6. VSI's Representations. VSI hereby warrants and represents as follows:

                  6.1 The execution, delivery and performance of this Agreement by VSI (A) are within the legal capacity and power of VSI; (B) have been duly authorized by all requisite corporate action on the part of VSI; and (C) require the approval or consent of, or filing with, no persons, entities or agencies other than (i) approval of certain transactions contemplated by this Agreement and the Merger Agreement pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1986 and approvals of the type required by VSI to consummate the Merger Agreement and (ii) any filings required to effect the transfer of intangible assets pursuant to this Agreement.

                  6.2 The, execution, delivery and performance of this Agreement by VSI neither violates nor constitutes a default under, nor creates a lien or breach under, the terms of the certificate of incorporation and by-laws of VSI or, subject to the receipt of any necessary approvals, of any material agreement, document or instrument binding upon VSI. This Agreement is, and the indemnification agreement referenced in Section 4.3.6 will be, a legal, valid and binding obligation of VSI enforceable against VSI in accordance with its terms, except insofar as the enforcement thereof may be limited by bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors' rights generally and subject to equitable principles limiting the availability of equitable remedies.

         7. VSI's Covenants With Respect to the Proxy Statement. Promptly after this Agreement is executed, VSI will cooperate with Scherer Healthcare in preparing the Proxy Statement. VSI shall not unreasonably withhold or delay any consent requested by Scherer Healthcare pursuant to Section 3.3 hereof. VSI represents and warrants to Scherer Healthcare that the information to be supplied by VSI to Scherer Healthcare for the Proxy Statement with respect to VSI (excluding Marquest) will not contain any untrue statements of material fact and will not omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. VSI will promptly advise Scherer Healthcare in writing if at any time prior to the Effective Time of the Merger it shall obtain knowledge of any facts that might reasonably be expected to make it necessary or appropriate to amend or supplement the Proxy Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law.

         8. Repurchase Option. Scherer and Marquest hereby confirm to VSI that the Repurchase Option has been extended until June 15, 1999 upon the terms originally set forth in the Omnibus Agreement.

         9. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or when mailed by registered or certified mail, postage prepaid, or when given by telex or facsimile transmission (promptly confirmed in writing), as follows:

                  (a)      If to Scherer Healthcare, to:

                           Scherer Healthcare, Inc.
                           2589 Paces Ferry Road
                           Suite 300
                           Atlanta, Georgia 30339
                           Telephone:  770-333-0066
                           Telecopy:   770-333-0068

                           with a copy to:

                           David M. Calhoun, Esq.
                           Long Aldridge Norman LLP
                           Suite 5300
                           One Peachtree Center
                           303 Peachtree Street
                           Atlanta, Georgia  30308
                           Telephone:  404-527-4947
                           Telecopy:   404-527-4198

or to such other persons as Scherer Healthcare shall designate in writing, such writing to be delivered to VSI in the manner provided in this Section 9;

                  (b)      If to VSI, to:

                           Vital Signs, Inc.
                           20 Campus Road
                           Totowa, New Jersey  07512
                           Attn:  Mr. Anthony J. Dimun
                           Telephone:  201-790-1330, ext. 371
                           Telecopy:   201-790-3842

                           with a copy to:

                           Jay Sturm, Esq.
                           General Counsel
                           Vital Signs, Inc.
                           20 Campus Road
                           Totowa, New Jersey  07512
                           Telephone:  201-790-1330, ext. 372
                           Telecopy:   201-790-3842


                           and with a copy to:

                           Peter H. Ehrenberg, Esq.
                           Lowenstein, Sandler, Kohl,
                             Fisher & Boylan, P.C.
                           65 Livingston Avenue
                           Roseland, New Jersey  07068
                           Telephone:  201-992-8700
                           Telecopy:   201-992-5820


or to such other persons as VSI shall designate in writing, such writing to be delivered to Scherer Healthcare in the manner provided in this Section 9.

         10. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties hereto.

         11. Governing Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware.

         12. Counterparts. This Agreement may be executed simultaneously in two or more counterparts and by the different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         13. Headings and References. The headings of the Sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof. All references herein to Sections are to sections of this Agreement, unless otherwise indicated.

         14. Interpretation. The parties hereto do not intend for this Agreement to be construed against the party that drafted this Agreement merely by virtue of the fact that such party drafted this Agreement.


         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.

                                       SCHERER HEALTHCARE, INC.


                                      By: /s/ Robert P. Scherer, Jr.
                                          __________________________
                                          Robert P. Scherer, Jr.
                                          Chief Executive Officer



                                       VITAL SIGNS, INC.


                                       By: /s/Anthony J. Dimun
                                           ___________________________
                                           Anthony J. Dimun, Executive
                                           Vice President




                                       MARQUEST MEDICAL PRODUCTS, INC.


                                       By:/s/William Thompson
                                          ___________________________
                                          William Thompson, President